UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

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SEC FILE NUMBER_________

CUSIP NUMBER___________

(Check One) [  ] Form 10-K  [  ] Form 20-F  [  ] Form 11-K  [  ] Form 10-Q   [  ] Form N-SAR [   ]

For Period Ended: December 31, 2007
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
For the Transition Period Ended:___________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

FinancialContent, Inc.

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Full Name of Registrant:

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Former Name if Applicable

101 Lincoln Centre Drive, Suite 410

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Address of Principal Executive Office (Street and Number)

Foster City, CA 94404

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City, State, Zip Code

PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|(a) The reasons described in reasonable detail in Part III of this form could not be
|	eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K,

[ ]|	Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before
|	the fifteenth calendar day following the prescribed due date; or the subject
|	quarterly report of transition report on Form 10-QSB, or portion thereof will

|         be filed on or before the fifth calendar day following the prescribed due date;

|	and
|
| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been
|	attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

The registrant is currently looking for an alternative source of funding to cover the costs necessary to have the Form 10-QSB for the period ending December 31, 2007 prepared and finalized. The registrant anticipates acquiring the funds to file its Form 10-QSB but the registrant does not anticipate filing its Form 10-QSB before the fifth calendar day following the prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Wing Yu	(650)	286-9702
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(Name)	(Area Code)	(Telephone No.)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X]Yes

[  ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[  ]Yes   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

FinancialContent, Inc.
Name of Registrant as Specified in Charter
(has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 15, 2008	By: /s/ Wing Yu
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Wing Yu, CEO